Exhibit 3.30

OPERATING AGREEMENT OF

GET OUTDOORS FLORIDA, LLC

a Florida Limited Liability Company

(Adopted Effective December 4, 2002)

The undersigned Members of GET OUTDOORS FLORIDA, LLC, a limited liability company (the “Company”), hereby adopt the following Operating Agreement, which shall govern and control the management and regulation of the affairs of the Company, made to be effective as of December 4, 2002.

ARTICLE 1

DEFINITIONS

For purposes of this Operating Agreement, the following terms shall have the meanings hereinafter provided.

1.1 “Act” shall mean the Florida Limited Liability Company Act, as may be amended from time-to-time.

1.2 “Articles” shall mean the Articles of Organization of the Company filed with the Florida Secretary of State, as may be amended from time-to-time.

1.3 “Available Net Cash Flow” shall mean all cash received by the Company during any taxable year, less all cash disbursements made by the Company during such year, and less such reserves for repairs, replacements, working capital, contingencies and anticipated obligations (including debt service and capital improvements), as the Manager shall deem reasonably necessary. Any excess reserves shall be considered Available Net Cash Flow upon subsequent disposition of the contingencies and the anticipated obligations which were reserved for.

1.4 “Company” shall mean GET OUTDOORS FLORIDA, LLC, a Florida limited liability company.

1.5 “Manager” shall mean the person or persons elected to manage the Company by a majority of the Members from time-to-time. The initial Manager shall be M. Austin Forman.

1.6 “Member” shall mean each Person listed as a Member on the signature pages hereof (with the initial Members also being listed on Exhibit “A”), and each subsequent Person who has been admitted to the Company as a Member pursuant to the terms of this Agreement.

1. 7 “Member Interest” shall mean the percentage interest of a Member in the Company, as set forth in Exhibit “A” attached hereto and made a part hereof

1. 8 “Operating Agreement” shall mean this Operating Agreement, as may be amended from time-to-time.

1.9 “Person” shall mean an individual, corporation, trust, partnership, joint venture, limited liability company, association or other form of entity.

ARTICLE 2

GENERAL PROVISIONS

2.1 Formation. The Company was formed as a Florida limited liability company pursuant to the provisions of the Act.

2.2 Name. The name of the Company is, GET OUTDOORS FLORIDA LLC, or such other name as the Members may from time-to-time determine.

2.3 Place of Business. The Company’s principal place of business shall be at 3921 S.W. 47th Avenue, #1010, Davie, Florida 33314, or at such other place or places as the Member may from time-to-time determine. The Company shall at all times maintain in Florida an agent for service of process.

2.4 Purpose. The purpose of the Company is to engage in any lawful business activities as may be deemed by the Manager to be in the best interests of the Company.

2.5 Term. The Company shall continue in existence until the Company is dissolved in accordance with the provisions set forth in the Articles or, if earlier, upon the occurrence of a Dissolving Event, as set forth in Section 6.1 hereof.

ARTICLE 3

DISTRIBUTIONS

3.1 Distributions of Available Net Cash Flow. Available Net Cash Flow during any taxable year of the Company may be distributed periodically, at such time(s) and in such amounts as determined by the Manager.

3.2 Liquidating Distributions. Distributions in connection with the dissolution and winding up of the Company shall be made in accordance with Section 6.2 hereof

ARTICLE 4

MEMBER

4.1 Annual Meeting. An annual meeting of the Members of the Company shall be held once each calendar year for the transaction of such business as may properly come before the Members at such meeting. This annual meeting of the Members shall be held during the month of May each year ( or during such other month in that year as determined by the Members) at such date and time as shall be designated for any such meeting by the Members. In the absence of any such designation, the annual meeting of the Members shall be held at ten o’clock in the morning on the second Tuesday of the month during which the annual meeting of the Members is to be held. The Members may designate any place, either within or outside of the State of Florida, as the place of meeting for any annual meeting of the Members. If the Members fail to designate the place for the annual meeting of the Members, such meeting shall be held at the Company’s principal office.

4.2 Special Meetings. Special meetings of the Members of the Company shall be held if called by a majority of the Members. The Members may designate any place, either within or outside of the State of Florida, as the place of meeting for any special meeting of the Members. If the Members fail to designate the place for the special meeting of the Members, such meeting shall be held at the Company’s principal office.

4.3 Action by Member Without a Meeting. Any action required or permitted to be taken by the Members at a meeting of said Members may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by said Member.

4.4 Voting. Except as may otherwise be provided herein, actions taken by the Members shall be by the vote of Members owning a majority of the Membership Units.

4.5 Membership Units. Membership Units may be sold, gifted or transferred to such person or entity as the owning Member shall determine in its sole discretion; however, the transferee of such Membership Unit(s) shall have no voting rights hereunder without the written consent of all remaining Member(s).

ARTICLE 5

MANAGEMENT OF THE COMPANY

5.1 Management. Except as otherwise provided in this Operating Agreement, the overall management and control of the business and affairs of the Company shall be vested solely in the Manager(s) who shall be appointed by the Members from time-to-time. The Manager shall also have the title of President of the Company. Any Manager may be removed at any time with or without cause by the Members. A Manager shall not be required to devote his, her or its full time efforts to the business and affairs of the Company, but only such time as the Manager deems reasonably necessary to manage the business and affairs of the Company to the Company’s best advantage.

5.2 Compensation of Member; Reimbursement for Expenses. A Manager shall receive compensation from the Company for management services as approved and set from time to time by a majority of the Members. The Company shall reimburse any Manager (or a Member) for all reasonable expenses incurred by said Manager (or Member) in connection with and arising out of its performance of its duties and responsibilities contained herein, provided that such expenses are supported by adequate documentation.

5.3 Rights and Powers of the Manager. In addition to the rights and powers which it may have under the Act, the Manager shall have all rights and powers necessary for the management of the Company, including, without limitation, the right and power to do the following:

(a) To execute any and all agreements, contracts, documents, certifications and instruments necessary or convenient in connection with the management of the Company or its assets;

(b) To engage in any kind of activity and to perform and carry out contracts of any kind necessary to or in connection with or incidental to the accomplishment of the purpose of the Company as may be lawfully carried on or performed under the laws of the State of Florida;

(c) To acquire, by purchase, lease, option, or otherwise, any real, personal, or mixed property or any interest therein, which may be necessary, convenient, or incidental to the accomplishment of the purposes of the Company;

(d) To sell, assign, exchange, lease, or otherwise transfer all or part of the Company assets;

(e) To borrow money required for the business and affairs of the Company, and to issue evidences of indebtedness necessary, convenient or incidental to the accomplishment of the purposes of the Company;

(f) To invest the capital contributions of the Manager and reinvest the proceeds from the sale of the Company assets in such investments and upon such terms as the Manager shall determine;

(g) To employ any Persons in connection with management of the Company’s assets and business;

(h) To retain counsel, accountants, financial advisors, and other professional personnel;

(i) To enter into, make and perform such contracts, agreements and other undertakings, and do such other acts as the Manager deems necessary or advisable, or as may be incidental to or necessary for the conduct of the business of the Company;

(j) To designate the depository or depositories in which all bank accounts of the Company shall be kept and the person or persons upon whose signature or signatures withdrawals therefrom shall be made;

(k) To prosecute, defend, settle, compromise, or submit to arbitration, any suits, actions, or claims at law or in equity to which the Company is a party or by which the Company is affected; and

(1) To engage in such other activities and incur such other expenses as may in its judgment be necessary or appropriate for the furtherance of the Company’s purposes, and to execute, acknowledge, and deliver any and all instruments necessary to the foregoing.

ARTICLE 6

DISSOLUTION AND LIQUIDATION

6.1 Dissolving Events. The Company shall be dissolved and liquidated in the manner hereinafter provided upon the happening of any of the following events (referred to herein as “Dissolving Events”)

(a) A dissolution of the Company pursuant to the Articles;

(b) The vote of a majority of the Members to dissolve the Company; or

(c) The entry of a decree of judicial dissolution of the Company pursuant to Section 608.441(2) of the Florida Statutes, or successor legislation.

6.2 Liquidation of Company.

(a) Following the occurrence of a Dissolving Event, the Company’s activities shall be strictly limited to winding up its affairs by selling its assets in an orderly manner (so as to avoid the loss normally associated with forced sales), and applying the proceeds of such sale, together with other funds held by the Company, according to the following order of priority:

(i) First, to the payment of debts and liabilities of the Company (other than to the Members), to the expenses of liquidation and to the setting up of such reserves as may be deemed reasonably necessary by the Manager for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company or its liquidation. Such reserves shall be placed in a separate account and applied from time-to-time to the payment of any such contingent or unforeseen liabilities and, at the expiration of six (6) months following the dissolution of the Company or at such other time as may be determined by the Manager, any remaining reserve amounts shall be distributed to the Members proportionate to their Membership Units; and

(ii) The balance, if any, shall be distributed to the Members proportionate to their Membership Units.

(b) The Manager shall have exclusive authority and responsibility for liquidating the Company in the manner provided for herein.

6.3 Date of Termination. The Company shall be terminated when all liquidation proceeds have been applied in the manner prescribed hereinabove and all known Company liabilities have been satisfied; provided, that the establishment of a reserve for contingent or unknown claims shall not continue the term of the Company if such reserve is placed in escrow for a reasonable time and provision is made for disbursement of the remaining balance thereof at the end of such time in the manner provided in Section 6.2(a)(i), above.

ARTICLE 7

ACCOUNTING AND RECORDKEEPING

7.1 Books and Records. The books and records of the Company shall be maintained by the Manager at the principal office of the Company.

7 .2 Access to Records. Any Member has the right, upon reasonable request, to inspect and copy during normal business hours any of the Company records maintained pursuant to Section 7.1, above.

7.3 Bank Accounts and Company Funds. All funds of the Company shall be deposited in its name in such bank account(s) as the Manager shall designate. All withdrawals of funds from such account(s) shall be made by checks or other written instruments signed by such person(s) as the Manager shall designate. No fidelity bond shall be required as to any of the authorized signatories.

7.4 Reserves. The Company shall maintain reserves for working capital and/or contingencies in such amounts as the Manager, in his, her or its sole discretion, deems necessary or appropriate.

ARTICLE 8

NOTICES

All notices, demands, requests, offers or responses permitted or required to be given under this Operating Agreement shall be in writing and shall be deemed sufficient if mailed by registered or certified mail, postage prepaid, addressed to the Member or Manager at its address as shown on the records of the Company and to the Company at its registered address. The Member or Manager may change the address to which notices shall be sent by written notice of such new or changed address given to the Company.

ARTICLE 9

DISPUTES AND ARBITRATION

Any controversy arising under, out of, in connection with, or relating to, this Operating Agreement, and any amendment thereof, or in connection with the dissolution of the Company, shall be determined and settled by arbitration in Broward County, Florida, and in accordance with the rules of the American Arbitration Association. Any award and or order of specific performance rendered therein shall be final and binding on each and all of the parties thereto and their successors and assigns, and judgment or other may be entered thereon in any court having jurisdiction thereon. The costs of any such arbitration proceeding (including reasonable attorney’s fees) shall be awarded in favor of the party substantially prevailing and against the party not so prevailing, provided, however, in the event there should be any ambiguity as to the substantially prevailing party hereto, the arbitrator, in his sole discretion, shall award any such cost of arbitration equitably between the parties taking into consideration the cause and nature of the dispute.

ARTICLE 10

AMENDMENTS

The power to alter, amend or repeal this Operating Agreement shall be vested in the Members.

ARTICLE 11

MISCELLANEOUS

11.1 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as of such invalid or unenforceable provisions were omitted.

11.2 Captions. Any titles or captions of articles or paragraphs contained in this Agreement are for convenience only and shall not be deemed part of the context of this Agreement.

11.3 Amendment. This Operating Agreement may not be amended except by an instrument executed by the Member.

11.4 Governing Law. This Operating Agreement shall be governed by and construed in accordance with the laws of the State of Florida,

11.5 Counterparts. This Operating Agreement may be signed and executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one agreement.

The foregoing Operating Agreement of GET OUTDOORS FLORIDA, LLC, is hereby adopted, effective as of December 4, 2002 by the undersigned that constitute all the Members of the Company.

/s/ M. AUSTIN FORMAN
M. AUSTIN FORMAN, Member

/s/ GENE D. KUYRKENDALL
GENE D. KUYRKENDALL, Member

EXHIBIT “A”

TO

OPERATING AGREEMENT

OF

GET OUTDOORS FLORIDA, LLC

a Florida Limited Liability Company

Members:	Member Interests	Member Voting Interests	Initial Capital Contributions
M. Austin Forman	50	50	$50.00
Gene D. Kuyrkendall	50	50	$50.00